Exhibit 99.1

August 2, 2011

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports second quarter of 2011 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter of 2011. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.

Consolidated Earnings

Second Quarter Results

The Company reported revenues of $72.9 million for the second quarter of 2011, an increase of $38.8 million, or 113.6% compared to the second quarter of 2010 revenues of $34.1 million. The Company generated operating income of $16.8 million compared to $5.2 million for the second quarter of 2010, representing an increase of $11.6 million, or 224.9%, over the second quarter of 2010 results. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in the majority of the Company’s capital markets services platforms, offset by an increase in costs of services, which is directly attributable to the higher capital markets services revenues, and an increase in operating, administrative and other costs including a $0.5 million charge recognized in the second quarter of 2011 that related to the special equity-based compensation awards granted in December 2010, as described in the Company’s most recent Annual Report on Form 10-K.

Interest and other income, net, totaled $5.4 million in the second quarter of 2011, an increase of $1.4 million, or 35.5%, compared to $4.0 million in the second quarter of 2010. This was a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as other income earned primarily in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

HFF reports second quarter 2011 financial results

The Company recorded income tax expense of $8.6 million in the second quarter of 2011, compared to $1.9 million in the second quarter of 2010, an increase of $6.7 million, or 360.3%, which is primarily due to the higher income before income taxes earned in the second quarter of 2011 compared to the second quarter of 2010.

The Company reported net income attributable to controlling interest of $12.9 million for the quarter ended June 30, 2011 (after a downwards adjustment to net income of approximately $0.6 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with a net income attributable to controlling interest of $2.7 million for the same period last year (after a downwards adjustment to net income of approximately $4.5 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended June 30, 2011 was $0.35 per diluted share compared to $0.14 per diluted share for the second quarter of 2010, an increase of 150.0%.

EBITDA (a non-GAAP measure whose reconciliation to net income attributable to controlling interests can be found within this release) was $23.1 million for the quarter ended June 30, 2011, an increase of approximately $13.1 million, or 130.9%, as compared to EBITDA in the amount of $10.0 million in the second quarter of 2010.

Six Month Results

The Company reported revenues of $114.8 million for the six months ended June 30, 2011, an increase of $61.3 million, or 114.5%, compared to revenues of $53.5 million during the same period in 2010. Operating income for the six months ended June 30, 2011 was $21.1 million compared to $4.1 million for the six months ended June 30, 2010, representing an increase of $16.9 million or 408.2%. This increase in operating income is attributable to the increase in production volumes and related revenues in the majority of the Company’s capital markets services platforms from the prior year. Partially offsetting this increase in revenue of approximately $61.3 million is an increase in total operating expenses of approximately $44.4 million during the first six months of 2011 compared to the same period in 2010. This increase in operating

HFF reports second quarter 2011 financial results

expenses is a result of the increase in cost of services of approximately $34.6 million, which is primarily due to the increase in commissions and other incentive compensation directly related to the higher capital markets services revenues, and an increase in operating, administrative and other expenses (including depreciation and amortization) of $9.8 million, which is primarily related to an increase in other performance-based accruals and other costs including a $1.0 million charge recognized in the first six months of 2011 that related to the special equity-based compensation awards granted in December 2010, as described in the Company’s most recent Annual Report on Form 10-K.

The Company reported net income attributable to controlling interest for the six month period ended June 30, 2011 of $16.9 million (after a downwards adjustment to net income of $0.9 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), compared with $2.6 million for the six month period ended June 30, 2010 (after a downwards adjustment to net income of $5.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the six month period ended June 30, 2011 was $0.47 per diluted share, as compared to net income attributable to controlling interest of $0.14 per diluted share for the same period in 2010, an increase of 235.7%.

EBITDA was $31.3 million for the six months ended June 30, 2011, an increase of $19.6 million, or 168.1%, compared to EBITDA of $11.7 million in the same period in 2010. This increase is primarily attributable to the increase in operating income as discussed above.

HFF reports second quarter 2011 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$72,897	$34,133	$114,833	$53,546

Operating expenses:
Cost of services	40,111	18,908	65,521	30,958
Operating, administrative and other	15,004	9,159	26,264	16,610
Depreciation and amortization	1,032	911	1,987	1,834

Total expenses	56,147	28,978	93,772	49,402

Operating income	16,750	5,155	21,061	4,144

Interest and other income, net	5,361	3,957	8,228	5,696
Interest expense	(7)	(13)	(17)	(39)
Decrease in payable under the tax receivable agreement	—	—	—	(8)

Income before income taxes	22,104	9,099	29,272	9,793

Income tax expense	8,616	1,872	11,437	2,018

Net income	13,488	7,227	17,835	7,775

Net income attributable to noncontrolling interest (1)	631	4,528	929	5,153

Net income attributable to controlling interest	$12,857	$2,699	$16,906	$2,622

Earnings per share - basic	$0.36	$0.14	$0.47	$0.14
Earnings per share - diluted	$0.35	$0.14	$0.47	$0.14

EBITDA	$23,143	$10,023	$31,276	$11,666

HFF reports second quarter 2011 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended June 30
By Platform	2011		2010
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$6,454,845	193	$2,211,048	82
Investment Sales	2,551,009	95	2,746,780	44
Structured Finance	274,357	16	44,827	6
Loan Sales	605,038	20	333,578	8

Total Transaction Volume	$9,885,249	324	$5,336,233	140

Average Transaction Size	$30,510		$38,116

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,080,500		$1,680,000
Loan Servicing Portfolio Balance	$25,753,860	2,083	$24,868,682	2,031

Beginning in 2008 and continuing into the first quarter of 2010, the U.S. commercial real estate sector experienced a significant downturn in the number of transactions relative to prior periods from 2001 through 2007 due to adverse conditions in the global economies and capital markets and in particular in the U.S., where the Company operates. While the Company experienced a significant increase in transaction volumes during the second quarter of 2011 and the first six months of 2011 compared to the same periods in 2010, we believe that current global and domestic economic and uneven capital market conditions continue to negatively impact the Company’s production volumes relative to its historic production volumes in periods prior to 2008.

Production volumes for the second quarter of 2011 totaled approximately $9.9 billion on 324 transactions, representing an increase in production volumes of approximately $4.5 billion, or 85.2%, and an

HFF reports second quarter 2011 financial results

increase of 131.4% in the number of transactions when compared to second quarter of 2010 production of approximately $5.3 billion on 140 transactions. The average transaction size for the second quarter of 2011 was $30.5 million, approximately 20.0% lower than the comparable figure of approximately $38.1 million for the second quarter of 2010. It should be noted that a portion of the 20.0% decrease in the average transaction size was due to one large investment sales portfolio transaction, and the related debt placement for the buyer of the portfolio, which closed during the second quarter of 2010. If these two separate transactions related to this one portfolio were excluded from the 2010 production results, our average transaction size of $30.5 million for the second quarter of 2011 would have increased approximately 32% over the reduced average transaction size of $23.1 million in the second quarter of 2010.

•	Debt Placement production volume was approximately $6.5 billion in the second quarter of 2011, representing an increase of 191.9% from second quarter of 2010 volume of approximately $2.2 billion.

•

Investment Sales production volume was approximately $2.6 billion in the second quarter of 2011, representing a decrease of 7.1% from second quarter of 2010 volume of approximately $2.7 billion. It should be noted that a portion of the decrease was due to one large investment sales portfolio transaction that occurred in the second quarter of 2010. If this transaction was excluded from the second quarter of 2010 investment sales results, our investment sales production volume would have increased by $1.2 billion, or 82.6%.

•	Structured Finance production volume was approximately $274.4 million in the second quarter of 2011, an increase of 512.0% from the second quarter of 2010 volume of approximately $44.8 million.

•	Loan Sales production volume was approximately $605.0 million for the second quarter 2011, an increase of 81.4% over the second quarter 2010 volume of $333.6 million.

•

At the end of the second quarter of 2011, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.1 billion compared to approximately $1.7 billion at the end of the second quarter of 2010, representing a 23.8% increase.

HFF reports second quarter 2011 financial results

•

The principal balance of HFF’s Loan Servicing portfolio increased by approximately $885.2 million, or 3.6% to approximately $25.8 billion at the end of the second quarter of 2011 from $24.9 billion at the end of the second quarter of 2010.

Six Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2011		2010
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$8,767,313	306	$3,913,703	156
Investment Sales	5,375,361	155	3,782,716	70
Structured Finance	320,203	20	77,737	15
Loan Sales	802,063	26	364,805	12

Total Transaction Volume	$15,264,940	507	$8,138,961	253

Average Transaction Size	$30,108		$32,170

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,080,500		$1,680,000
Loan Servicing Portfolio Balance	$25,753,860	2,083	$24,868,682	2,031

Production volumes for the six months ended June 30, 2011 totaled approximately $15.3 billion on 507 transactions, representing an 87.6% increase in production volume and a 100.4% increase in the number of transactions when compared to the production volumes of approximately $8.1 billion on 253 transactions for the comparable period in 2010. The average transaction size for the six months ended June 30, 2011 was $30.1 million, representing a 6.4% decrease from the comparable figure of $32.2 million in the first six months of 2010. It should be noted that during the first six months of 2010 there was one large investment sales portfolio, and the related debt placement for the buyer of the portfolio. If these two separate transactions related to this one portfolio were excluded from the 2010 production results, our average transaction size of $30.1 million for the first six months of 2011 would have increased approximately 26% over the reduced average transaction size of $23.9 million in the first six months of 2010.

Business Comments

HFF’s total employment increased 15.3% to 461 as of June 30, 2011, which represents a net increase of 61 associates from the total employment of 400 as of June 30, 2010, and a net increase of 18 associates, or

HFF reports second quarter 2011 financial results

approximately 4% from the March 31, 2011 employment total of 443. The employment level increase in the first six months of 2011 is due to the strategic addition of a new investment sales team located in San Francisco, CA, the opening of two new office locations in Austin, TX and Tampa, FL, as well as the organic growth and/or individual recruitment of several producers during the last twelve months, as the Company continued to take advantage of strategic opportunities to continue to serve its clients and grow its market share. The total number of producers as of June 30, 2011 was 177 compared to 168 at June 30, 2010 and 171 at December 31, 2010.

“During the past six quarters we have seen continuous improvement in most sectors of the U.S. commercial real estate capital markets, especially in the public markets due primarily to the continuing and unprecedented quantitative easing by the U.S. Federal Reserve. These improved conditions coupled with a slowly-improving economy have continued to benefit certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core properties in the major tier one markets and distressed commercial real estate assets in select major markets, when compared to the transaction environment in 2009 and in the first six months of 2010. As evidenced by our total transaction activity in both the second quarter and first six months of 2011 compared to the transaction activity in both the second quarter and first six months of 2010, we believe we were able to again grow our market share, expand our EBITDA margins, even with the additional head count growth of 61 associates compared to the same period in 2010, further strengthen our already strong balance sheet and grow our cash position as we have over the previous six quarters,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.

“That said, there remain a number of headwinds that have the potential to negatively impact the improving conditions in the economy, the capital markets and the commercial real estate markets, especially in the U.S. Global issues such as Europe’s sovereign debt and its collective unresolved bank tier one capital issues, not to mention the U.S.’s own sovereign debt concerns coupled with serious budget issues at the federal, state and local levels as well as the stubbornly high unemployment levels, the still lingering issues facing Japan due to the earthquake and tsunami and the continued unrest in the Middle East are headwinds that, individually or collectively, have the potential to derail the improving economic and capital market conditions we have witnessed during the past six quarters. Generally speaking, the U.S. commercial real

HFF reports second quarter 2011 financial results

estate property level fundamentals, while continuing to improve in select tier one markets and in select property types such as multi-housing and hospitality, remain challenged. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain challenged for select property types, especially in secondary and tertiary markets throughout 2011 and possibly beyond. The aforesaid headwinds have the potential to adversely impact transaction volumes relative to historical norms in the U.S,” said Mr. Pelusi.

“As evidenced by our performance over the past seven quarters where we have been able to increase our year-over-year revenues, operating income, EBITDA and EPS, we believe we are very well positioned to grow our market share and/or weather these challenges if they materialize as a result of our demonstrated disciplined approach to managing our business, our experienced transaction professionals, our strong balance sheet and cash position as well as our continually improving competitive position in the market. As part of our disciplined approach to managing our business, at the end of 2010 we created a new Leadership Team to replace the Operating Committee of our Operating Partnerships and created a four-person Executive Committee. The Leadership Team is comprised of approximately 40 of our top leaders consisting of all of our lines of business and property specialties, all of our office heads, our officers and the four members of the newly-formed Executive Committee. We believe this enhanced management structure provides the capacity to further strategically grow our business and allow us to better identify future leaders of our business, assuming we can continue to retain and attract the highest quality individuals who ascribe to our culture, business practices and work ethic,” said Mr. Pelusi.

“Finally, we believe our 177 transaction professionals, who have an average tenure of 17 years in the commercial real estate industry, coupled with our enhanced disciplined market and management oversight, will enable us to continue to assist our clients navigate these ever changing and inefficient capital markets conditions to profitably take advantage of all opportunities created in times such as these. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies and solutions for them. We would like to also thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

HFF reports second quarter 2011 financial results

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter 2011 financial results on Wednesday, August 3rd, at 8:30 a.m. Eastern Time. To listen, participants should dial 800-322-2803 in the U.S and 617-614-4925 for international callers approximately 10 minutes prior to the start of the call and enter participant code 35573525. A replay will become available after 11:30 a.m. Eastern Time on August 3rd and will continue through September 2, 2011, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 42929659.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Wednesday, August 3rd, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 19 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words

HFF reports second quarter 2011 financial results

“may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2011 financial results

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Cash, cash equivalents and restricted cash	$102,623	$73,419
Accounts receivable, receivable from affiliate and prepaids	5,669	2,397
Mortgage notes receivable	94,045	74,594
Property, plant and equipment, net	4,598	3,558
Deferred tax asset, net (2)	160,033	164,253
Intangible assets, net	15,133	14,225
Other noncurrent assets	1,447	704

Total assets	$383,548	$333,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$94,045	$74,594
Accrued compensation, accounts payable and other current liabilities	26,724	18,605
Long-term debt (includes current portion)	357	304
Deferred rent credit and other liabilities	4,003	2,897
Payable under the tax receivable agreement (2)	152,507	147,067

Total liabilities	277,636	243,467
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 35,958,521 and 34,829,382 shares outstanding, respectively	360	348
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	63,697	62,485
Treasury stock	(490)	(396)
Retained earnings	39,801	22,895

Total parent stockholders’ equity	103,368	85,332
Noncontrolling interest (2)	2,544	4,351

Total equity	105,912	89,683

Total liabilities and stockholders’ equity	$383,548	$333,150

Notes

(1)

The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is

HFF reports second quarter 2011 financial results

reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

(2)	During the six months ending June 30, 2011, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 1,113,691 units in each of the Operating Partnerships for 1,113,691 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $6.3 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $5.4 million. Additionally, due to the exchange transactions that occurred during the six month period ended June 30, 2011, the Company acquired an additional 3.0% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $12,000 and increased its additional paid in capital by $2.3 million while decreasing the noncontrolling interest by $2.3 million to reflect the ownership change. As of June 30, 2011, the Company owned 97.2% of the Operating Partnerships.

EBITDA Reconciliation

The Company defines EBITDA as net income attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also

HFF reports second quarter 2011 financial results

believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining EBITDA. In addition, note that the Company includes in net income attributable to controlling interest the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income attributable to controlling interest in determining EBITDA. The items that the Company has eliminated from net income attributable to controlling interest in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and net income attributable to noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports second quarter 2011 financial results

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to EBITDA for the Company for the three and six months ended June 30, 2011 and 2010:

EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Net income attributable to controlling interest	$12,857	$2,699	$16,906	$2,622
Add:
Interest expense	7	13	17	39
Income tax expense	8,616	1,872	11,437	2,018
Depreciation and amortization	1,032	911	1,987	1,834
Net income attributable to noncontrolling interest	631	4,528	929	5,153

EBITDA	$23,143	$10,023	$31,276	$11,666

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